Item 77M: Merger

 On June 13, 2008, the Wilmington Multi-Manager Large-Cap Fund ("Multi-Manager Large-Cap Fund") acquired all of the assets and liabilities of the Wilmington Large-Cap Core Fund ("Large-Cap Core Fund") in exchange for shares of the Multi-Manager Large-Cap Fund, pursuant to an agreement and plan of reorganization approved by the Board of Trustees on February 28, 2008 and approved by the shareholders of the Large-Cap Core Fund on June 13, 2008. The Multi-Manager Large-Cap Fund's acquisition of the Large-Cap Core Fund was accomplished through the tax free exchange of the outstanding shares of the Large-Cap Core Fund, 1,443,265 Institutional Shares and 628 A Shares, on June 13, 2008 (valued at $25,270,774 and $10,979, respectively) for 1,942,228 Institutional Shares and 844 A Shares of the Multi-Manager Large Cap Fund. The net assets and net unrealized appreciation of the Large-Cap Core Fund as of the close of business on June 13, 2008 were $25,281,753 and $78,189, respectively. Prior to the acquisition on June 13, 2008, the Multi-Manager Large-Cap Fund had net assets of $231,375,595. After the acquisition the Multi-Manager Large-Cap Fund had net assets of $256,657,348.